Exhibit 99.1


                              FOR IMMEDIATE RELEASE


Contact:       Susan R. Huckabee
               Investor Relations Coordinator

Telephone:     (706) 845-5140


                      FLAG Financial Corporation Initiates
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                            Stock Repurchase Program
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LAGRANGE,  GA (DECEMBER 23, 1999) -- FLAG FINANCIAL  CORPORATION (NASDAQ:  FLAG)
today announced the commencement of a stock repurchase program pursuant to which the Company will from time to time repurchase up to 57,500 shares of its outstanding common stock which represents the maximum number of shares the Company can repurchase in order to preserve the pooling of interests treatment for future acquisitions. The timing of the purchases and the actual number of common shares purchased will depend on market conditions. Additionally, the Board did not set a time limit for completion of the repurchase program. This stock repurchase program will be implemented at the Company's discretion and in accordance with Rule 10b-18 of the Securities Exchange Act of 1934. The Company plans to purchase shares in the open market or in privately negotiated transactions at prices deemed appropriate by management.

John S. Holle, Chairman of the Board, and J. Daniel Speight, Jr., President and CEO, of FLAG stated "The new repurchase plan reflects FLAG Financial Corporation's continued commitment to enhance shareholder value with the belief that FLAG Common Stock represents an attractive investment opportunity."

Holle and Speight also noted the previously announced cash dividend recently declared by FLAG, representing the fifty-first consecutive quarterly dividend paid by the Company. The dividend of $0.06 (six cents) per share of FLAG
Financial Corporation Common Stock will be paid on January 1, 2000, to shareholders of record as of December 24, 1999.


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With  approximately  $613 million in assets,  FLAG  Financial  Corporation  is a multi-bank holding company whose wholly-owned subsidiaries are First Flag Bank, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia, Thomaston Federal Savings Bank, in Thomaston, Georgia and The Citizens Bank, in Hogansville, Georgia. FLAG Financial Corporation intends to merge The Citizens Bank with its subsidiary, First Flag Bank, during the first quarter of the year 2000. FLAG's franchise includes 28 offices in 14 communities in the regions of west central, middle and southeast Georgia.

FLAG currently has approximately 8.3 million shares of common stock outstanding. FLAG's common stock is traded and quoted on The Nasdaq National Market under the symbol "FLAG."

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, general economic conditions, integration of acquired businesses, FLAG's acquisition strategy, competition, and other factors set forth from time to time in filings with the Securities and Exchange Commission. When used in this release, the words "believes," "estimates," "plans," "expects," "should," "will," "may," "might," "outlook," and "anticipates" are similar expressions as they relate to FLAG (including its subsidiaries), or its management are intended to identify forward-looking statements.

The Company from time to time becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and internet access it may be important to avoid relying on rumors and other unsubstantiated information regarding the Company. The Company has always complied not only with the letter but the spirit of the various Federal and state laws applicable to the disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.


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